Exhibit 5.1

January 9, 2026

Twin Vee PowerCats Co.

3101 S. US-1

Ft. Pierce, Florida 34982

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Twin Vee PowerCats Co., a corporation organized under the laws of the State of Delaware (the “Company”). This opinion is furnished to you in connection with the Registration Statement on Form S-1, filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 9, 2026 (as amended, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of up to 8,883,249 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which includes (i) 8,883,249 shares of Common Stock (the “Firm Shares”), (ii) 1,346,154 shares of Common Stock issuable upon the exercise of the underwriters’ over-allotment option (the “Option Shares” and together with the Firm Shares, the “Shares”), (iii) 8,883,249 shares of Common Stock (the “Firm Warrant Shares”), issuable upon the exercise of pre-funded warrants (the “Firm Pre-Funded Warrants”), (iv) 1,346,154 shares of Common Stock (the “Option Warrant Shares”), issuable upon the exercise of pre-funded warrants (the “Option Pre-Funded Warrants”) upon the exercise of the underwriters’ over-allotment option, and (v) assuming exercise in full of the over-allotment option, 577,411 shares of Common Stock (the “Representative Warrant Shares” and together with the Option Warrant Shares and the Firm Warrant Shares, the “Warrant Shares”), issuable upon the exercise of warrants issued to ThinkEquity LLC (the “Representative Warrants” and together with the Option Pre-Funded Warrants and the Firm Pre-Funded Warrants, the “Warrants”) as compensation for its services pursuant to the underwriting agreement to be entered into by and between the Company, ThinkEquity LLC and any other underwriter that is a party thereto (the “Underwriting Agreement”). Herein, we refer to the Shares, the Warrants, and the Warrant Shares as the “Securities.” This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined the Company’s certificate of incorporation and bylaws, each as currently in effect, the Registration Statement, and the exhibits thereto, the Underwriting Agreement and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

(i)       The Firm Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock;

(ii)       The Option Shares, when issued pursuant to the exercise of the over-allotment option, will be validly issued, fully paid, and non-assessable;

(iii)       The Warrants, when issued, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses; and

(iv)       The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, sold and delivered by the Company pursuant to the Warrants against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The opinion set forth above is subject to the following additional assumptions:

(i)       The Registration Statement and any amendment thereto (including any post-effective amendment) has become effective under the Securities Act, and such effectiveness shall not have been terminated, suspended or rescinded;

(ii)       All shares offered pursuant to the Registration Statement will be issued and sold (1) in compliance with all applicable federal and state securities laws, rules and regulations and solely in the manner provided in the Registration Statement and the prospectus included in the Registration Statement (the “Prospectus”) and (2) only upon payment of the consideration fixed therefor in accordance with the Underwriting Agreement; and

(iii)       To the extent that the obligations of the Company under any agreement pursuant to which any shares offered pursuant to the Registration Statement are to be issued or governed, including any amendment or supplement thereto, may be dependent upon such matters, we assume for purposes of this opinion letter that (1) each party to any such agreement other than the Company will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (2) each such other party will have the requisite legal power and authority to perform its obligations under each such agreement; (3) each such agreement and the applicable shares will have been duly authorized, executed and delivered by each such other party and will constitute the valid and binding obligations of each such other party, enforceable against each such other party in accordance with their terms; and (4) each such other party will be in compliance, with respect to acting in any capacity contemplated by any such agreement, with all applicable laws and regulations.

Our opinion is limited to the federal laws of the United States and the Delaware General Corporation Law and, as applicable, the internal laws of the State of New York. We express no opinion as to the effect of the law of any other jurisdiction. This opinion letter is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering contemplated by the Registration Statement.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, and in the Prospectus. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

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